Exhibit 10.1
Release Agreement
I understand and agree completely to the terms set forth in the Five9, Inc. Key Employee Severance Benefit Plan (the “Plan”).
I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by Five9, Inc. (the “Company”) or an affiliate of the Company that is not expressly stated herein or therein. Certain capitalized terms used in this Release are defined in the Plan.
I hereby acknowledge and agree to the following:
(a) My employment as an executive with the Company ceased effective Monday, July 2, 2018 (“Notice Date”), I will be paid all salary due to me through the Notice Date, and I will be eligible to receive a bonus for the second quarter of 2018 under the Company’s 2018 Bonus Program;
(b) I will continue to be employed as a non-executive employee on an at-will basis by the Company from the Notice Date through September 30, 2018 (the “Transition Period”), and my employment will be terminated, at the latest, at the end of the Transition Period;
(c) During the Transition Period, I will continue to be paid my current base salary and will be eligible to receive benefits provided to non-executive employees, but I will not be eligible to receive any bonus for the third quarter of 2018 under the Company’s 2018 Bonus Program or any other benefits provided only to Company executives;
(d) During the Transition Period, I will perform duties as assigned by the Company, and either the Company or I can end my employment at any time for any reason;
(e) Upon the termination of my employment for any reason either during the Transition Period or at the end of the Transition Period (“Termination Date”), the Company will provide me with benefits as a Tier 3 participant as set forth in the Plan; provided that I execute a general release of any and all known and unknown claims against the Company in the form provided by the Company on or after the Termination Date; and
(f) On the Termination Date, the portions of my then outstanding unvested compensatory equity awards under the Five9, Inc. 2014 Equity Incentive Plan (the “2014 Plan”) that would have vested had my employment continued until and through December 31, 2018 will immediately vest, and such awards will otherwise remain subject to the terms of the applicable award agreements and the 2014 Plan.
I hereby confirm my obligations under my Proprietary Information Agreement.
Except as otherwise expressly set forth in this Release, I hereby generally and completely release the Company and its affiliates, and their parents, subsidiaries, successors, predecessors and affiliates, and their partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns (“Releasees”), from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company and its affiliates, or their affiliates, or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company and its affiliates, or their affiliates; (c) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (e) all federal, state, provincial and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees or other claims arising under the California Labor Code, including the Private Attorneys General Act, the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended) (“ADEA”) and the federal Employee Retirement Income Security Act of 1974 (as amended). To the maximum extent permitted by law, the Release includes all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected. By releasing such claims, I expressly waive the protections of Section 1542 of the Civil Code (or any other statute or legal doctrine purporting to limit the scope of a general release) which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Notwithstanding the foregoing, I understand that the following rights or claims are not included in my Release: (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company or its affiliate to which I am a party; the charter, bylaws or operating agreements of the Company or its affiliate; or under applicable law; or (b) any rights which cannot be waived as a matter of law. In addition, I understand that nothing in this Release prevents me from filing, cooperating with or participating in any proceeding before the Equal Employment Opportunity Commission, the U.S. Department of Labor, or similar state agencies, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding before such entities. I further understand that nothing in this Release Agreement is intended to interfere with or discourage my good faith disclosure to any governmental entity related of a suspected violation of the law, or ability to recover monetary payment for such disclosure.
I understand that I cannot and will not be held criminally or civilly liable under any federal or state trade secret law for disclosing otherwise protected trade secrets and/or confidential or proprietary information so long as the disclosure is made in (1) confidence to a federal, state, or local government official, directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (2) a complaint or other document filed in a lawsuit or other proceeding, so long as such filing is made under seal. I further understand that the Company will not retaliate against me in any way for a disclosure made pursuant to this paragraph. Further, in the event I make such a disclosure, and file a lawsuit against the Company alleging that the Company retaliated against me because of his disclosure, I understand that I may disclose the relevant trade secret or confidential information to my attorney, and may use the same in the court proceeding only if (1) I ensure that any court filing that includes the trade secret or confidential information at issue is made under seal; and (2) I do not otherwise disclose the trade secret or confidential information except as required by court order.
I hereby represent and warrant that, other than the claims identified in this paragraph, I am not aware of any claims I have or might have that are not included in the Release.
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given under the Plan for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign this Release earlier); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after I sign this Release.
I agree that I will not disparage, defame or otherwise detrimentally comment upon the Releasees or investors in the Company, including their business practices or products, in any manner. I acknowledge that such comment would cause serious damage to the Company and any breach of this provision shall constitute a material breach of this Release.
Other than as expressly set forth herein, I hereby represent that I have been paid all compensation owed and for all hours worked; I have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act, or otherwise; and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.
I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me.

PARTICIPANT:

/s/ Gaurav Passi
By:	Gaurav Passi
Date:	July 22, 2018

COMPANY

By:	/s/ Rowan Trollope
Name:	Rowan Trollope
Title:	CEO
Date:	July 23, 2018